                                                                       EXHIBIT 2

================================================================================

                                     FORM OF


                      SEPARATION AND DISTRIBUTION AGREEMENT



                                 by and between



                           GENERAL SIGNAL CORPORATION,

                             a New York corporation



                                       and



                         GENERAL SIGNAL NETWORKS, INC.,

                             a Delaware corporation



                                -------------



                            As of __________ __, 1998


================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


                                    ARTICLE I

                                   DEFINITIONS

1.1      General........................................................    1
1.2      References to Time.............................................   12

                                   ARTICLE II

                          CERTAIN TRANSACTIONS PRIOR TO
                              THE DISTRIBUTION DATE

2.1      Share Purchase Rights Plan; Certificate of Incorporation;
         By-laws .......................................................   13
2.2      Issuance of Stock..............................................   13
2.3      Contribution of Assets and Assumption of Liabilities...........   13
2.4      Consummation of Local Agreements...............................   14
2.5      Conduct of Business Pending the Distribution Date..............   14
2.6      Financing......................................................   14
2.7      Registration and Listing.......................................   14
2.8      Intercompany Accounts; Dividends...............................   15
2.9      Tautron Industrial Revenue Bond................................   15
2.10     Transfer Act Filings...........................................   15

                                   ARTICLE III

                                THE DISTRIBUTION

3.1      Record Date and Distribution Date..............................   16
3.2      The Agent......................................................   16
3.3      Delivery of Share Certificates to the Agent....................   16
3.4      Distribution...................................................   16
3.5      Fractional Shares..............................................   16

                                   ARTICLE IV

                   SURVIVAL; ASSUMPTION AND INDEMNIFICATION

4.1      Survival of Agreements.........................................   17
4.2      Income Tax Liabilities.........................................   17
4.3      Assumption and Indemnification.................................   17

4.4      Procedure for Indemnification..................................   18
4.5      Remedies Cumulative............................................   20

                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

5.1      Further Assurances.............................................   20
5.2      Intercompany Agreements........................................   21
5.3      Other Agreements...............................................   21
5.4      Transfer Taxes.................................................   22
5.5      Networks Support Agreements....................................   22
5.6      Directors and Officers.........................................   22
5.7      Use of General Signal Name.....................................   22
5.8      Data Switch Warrant Obligations................................   22

                                   ARTICLE VI

                              ACCESS TO INFORMATION

6.1      Provision of Corporate Records.................................   23
6.2      Access to Information..........................................   23
6.3      Production of Witnesses........................................   24
6.4      Reimbursement..................................................   24
6.5      Retention of Records...........................................   24
6.6      Privileged Information.........................................   24
6.7      Confidentiality................................................   26

                                   ARTICLE VII

                         ARBITRATION; DISPUTE RESOLUTION

7.1      Agreement to Arbitrate.........................................   26
7.2      Escalation.....................................................   27
7.3      Demand for Arbitration.........................................   27
7.4      Arbitrators....................................................   28
7.5      Hearings.......................................................   29
7.6      Discovery and Certain Other Matters............................   29
7.7      Certain Additional Matters.....................................   30
7.8      Limited Court Actions..........................................   31
7.9      Continuity of Service and Performance..........................   31
7.10     Law Governing Arbitration Procedures...........................   31

                                  ARTICLE VIII

         NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS; MUTUAL RELEASE

8.1      No Representations or Warranties; Exceptions...................   32
8.2      Mutual Release.................................................   32

                                   ARTICLE IX

                                    INSURANCE

9.1      Insurance Policies and Rights..................................   33
9.2      Post-Distribution Date Claims..................................   33
9.3      Administration and Reserves....................................   33
9.4      Insurance Premiums.............................................   34
9.5      Allocation of Insurance Proceeds; Cooperation..................   34
9.6      Reimbursement of Expenses......................................   34
9.7      Insurer Insolvency.............................................   35
9.8      Letters of Credit..............................................   35
9.9      No Reduction of Coverage.......................................   35
9.10     Future Insurance Coverage......................................   35
9.11     Assistance, Waiver of Conflict and Shared Defense..............   35

                                    ARTICLE X

                                  MISCELLANEOUS

10.1     Conditions to Obligations......................................   36
10.2     Complete Agreement.............................................   37
10.3     Expenses.......................................................   37
10.4     Governing Law..................................................   37
10.5     Notices........................................................   37
10.6     Amendment and Modification.....................................   38
10.7     Successors and Assigns; No Third-Party Beneficiaries...........   38
10.8     Counterparts...................................................   38
10.9     Interpretation.................................................   38
10.10    Legal Enforceability...........................................   38
10.11    References; Construction.......................................   38
10.12    Termination....................................................   38

List of Exhibits and Schedules:

Exhibit A      -- Form of Employee Benefits Allocation Agreement
Exhibit B      -- Form of Tax Sharing Agreement
Exhibit C      -- Form of Transitional Services Agreement
Exhibit D      -- Form of Restated Certificate of Incorporation of Networks
Exhibit E      -- Form of By-laws of Networks
Exhibit F(1)   -- Form of License Relating to Mt. Laurel Office Space
Exhibit F(2)   -- Form of License Relating to Singapore Office Space


Schedule 1     -- Certain Contributed Intellectual Property
Schedule 2     -- General Signal Casualty Insurance Policies
Schedule 3     -- Miscellaneous Networks Liabilities
Schedule 4     -- Networks Subsidiaries
Schedule 5     -- Surviving Intercompany Agreements

                     SEPARATION AND DISTRIBUTION AGREEMENT

            SEPARATION AND DISTRIBUTION AGREEMENT, dated as of _________ __, 1998, by and between General Signal Corporation, a New York corporation ("General Signal"), and General Signal Networks, Inc., a Delaware corporation and indirect wholly owned subsidiary of General Signal ("Networks").

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of General Signal has determined that it is appropriate and desirable to separate General Signal and its subsidiaries into two publicly traded companies by: (1) consolidating into Networks and its subsidiaries all of General Signal's telecommunications testing and monitoring businesses and data networking businesses that are not already in Networks and its subsidiaries and (2) distributing to the holders of the issued and outstanding shares of common stock, $6.67 par value (in the case of shares issued in or prior to 1969) and $1 par value (in the case of all other shares), of General Signal all of the issued and outstanding shares of common stock, par value $.01 per share, of Networks in accordance with Article III hereof (the "Distribution");

            WHEREAS, the Distribution is intended to qualify as a tax-free spin off under Section 355 of the Internal Revenue Code of 1986, as amended;

            WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following such Distribution;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            Action: any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

            Actual Operating Cash Flow: unit cash flow (as defined in General Signal's internal financial policy manual) of the Networks Business from January 1, 1998 through the Distribution Date.

            Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

            Agent: the distribution agent to be appointed by General Signal to distribute shares of Networks Common Stock in the Distribution.

            Applicable Deadline: as defined in Section 7.3(b).

            Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss. 1-14, as the same may be amended from time to time.

            Arbitration Demand Date: as defined in Section 7.3(a) hereof.

            Arbitration Demand Notice: as defined in Section 7.3(a) hereof.

            Arbitrator: as defined in Section 7.4(a).

            Assets: any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (1) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (2) all apparatus, computers and other electronic data processing equipment, fixtures, trade fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, rolling stock, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and any other tangible personal property;

                  (3) all inventories of materials, parts, raw materials, supplies, work-in-process, consigned goods and finished goods and products;

                  (4) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

                  (5) all buildings and other improvements to real property and all leasehold improvements;

                  (6) all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, all certificates of deposit, banker's acceptances, certificates of interest or participation in profit sharing agreements, collateral trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind;

                  (7) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other sales and purchase agreements, permits, distribution arrangements, and all other contracts, agreements or commitments;

                  (8) all deposits, letters of credit and performance and surety bonds;

                  (9) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (10) all domestic and foreign patents, statutory, common law and registered copyrights, trade names, registered and unregistered trademarks, service marks, service names, trade styles, product bar codes and associated goodwill, and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, confidential information, other proprietary information and licenses from third Persons granting the right to use any of the foregoing and other rights in, to and under the foregoing;

                  (11) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions owned by or licensed to such Person;

                  (12) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports, lists of advertisers, records pertaining to advertisers and accounts, and other books, records, studies, surveys, reports, plans and documents;

                  (13) all prepayments or prepaid expenses, trade accounts and other accounts and notes receivable;

                  (14) the right to receive mail, payments on accounts receivable and other communications;

                  (15) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, causes of action, rights of recovery and rights of set-off or similar rights, whether accrued or contingent;

                  (16) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (17) advertising materials and other printed or written materials;

                  (18) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects;

                  (19) bank accounts, lock boxes and other deposit arrangements; and

                  (20) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

            Assumed Liabilities: all Networks Liabilities that are not Liabilities of a member of the Networks Group immediately prior to the Contribution, other than the Foreign Networks Liabilities.

            Budgeted Operating Cash Flow: an amount equal to the sum of (i) $17,316,000, (ii) $22,786 multiplied by the number of days from and including June 28, 1998 to the earlier of the Distribution Date or July 25, 1998, and
(iii) $209,214 multiplied by the number of days, if any, from and including July 26, 1998 to the earlier of the Distribution Date or August 22, 1998.

            Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the states of Connecticut, New York or Delaware are authorized or obligated by law or executive order to close.

            Cash Amount: the sum of (x) any cash on hand at the Networks Business at the close of business on the Distribution Date (other than cash drawn down from the Financing Facility to pay the Measured Debt Amount) and (b) the Cash Amount Shortfall.

            Cash Amount Excess: the amount, if any, by which (x) Actual Operating Cash Flow exceeds (y) $1 million plus Budgeted Operating Cash Flow.

            Cash Amount Shortfall: the amount, if any, by which (x) Budgeted Operating Cash Flow minus $1 million exceeds (y) Actual Operating Cash Flow.

            Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

            Contributed Assets: subject to the provisions of the Other Agreements and Section 5.7 hereof, (1) the Tautron Assets, (2) the patents and registered trademarks, trade names and copyrights (including applications for any of the foregoing) listed on Schedule 1, (3) all rights of General Signal and its Affiliates in any other statutory or common law trademarks, trade names, copyrights, service marks, service names, trade styles, product bar codes and associated goodwill, and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, confidential information, other proprietary information and licenses from third Persons granting the right to use any of the foregoing and other rights in, to and under the foregoing, to the extent the foregoing were used exclusively in the Networks Business, (4) the books and rec-ords to be delivered to Networks pursuant to and to the extent set forth in
Article VI of this Agreement, (5) the rights under the General Signal Combined Policies to the extent set forth in Article IX of this Agreement, and (6) any Assets that are expressly contemplated to be transferred to Networks pursuant to any Other Agreement (other than the Foreign Networks Assets to be transferred to Networks Subsidiaries pursuant to the Local Agreements).

            Contribution: as defined in Section 2.3(a).

            CPR: the Center for Public Resources.

            Data Switch Warrants: the warrants to purchase shares of General Signal Common Stock issued and outstanding pursuant to the Warrant Agreement.

            Distribution: the distribution to holders of shares of General Signal Common Stock to be effected pursuant to Article III on the basis of two shares of Networks Common Stock for every five shares of General Signal Common Stock held of record as of the Record Date.

            Distribution Date: the date, to be determined by the Board of Directors of General Signal, or the Executive Committee thereof, as of which the Distribution shall be effected.

            Employee Benefits Allocation Agreement: an employee benefits allocation agreement to be entered into between General Signal and Networks substantially in the form attached hereto as Exhibit A, with such changes as may be mutually satisfactory to General Signal and Networks.

            Escalation Notice: as defined in Section 7.2(a) hereof.

            Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

            Financing Facility: the working capital facility to be entered into prior to the Distribution Date by and among Networks and an agent or co-agents selected by Networks.

            Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by Commerzbank, except that, with respect to any Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 4.3(e)(2).

            Foreign Networks Assets: the Assets relating to the Networks Business to be transferred to Networks Subsidiaries pursuant to the Local Agreements.

            Foreign Networks Liabilities: the Liabilities arising out of or relating to the Networks Business to be assumed by Networks Subsidiaries pursuant to the Local Agreements.

            Foreign Subsidiary: any of General Signal Limited (Canada), General Signal U.K. Ltd., General Signal GmbH & Co. KG (Germany), Tautron UK Limited
(UK), Telenex Europe Limited (UK), General Signal Networks GmbH and Data Switch Electronik GmbH.

            General Signal: as defined in the preamble to this Agreement.

            General Signal Assets: subject to the provisions of the Other Agreements, all of the Assets, other than the Networks Assets, held prior to the Distribution Date by any member of the General Signal Group.

            General Signal Business: all of the businesses, other than the Networks Business, conducted prior to the Distribution Date by the General Signal Group.

            General Signal Casualty Insurance Policies: The insurance policies set forth on Schedule 2.

            General Signal Combined Policies: all Insurance Policies, current and past, which relate to both the General Signal Business and the Networks Business.

            General Signal Common Stock: the common stock, $6.67 par value (in the case of shares issued in or prior to 1969) and $1 par value (in the case of all other shares), of General Signal.

            General Signal Director: any individual who is a member of the Board of Directors of General Signal following the Distribution.

            General Signal Employee: as defined in the Employee Benefits Allocation Agreement.

            General Signal Former Employee: as defined in the Employee Benefits Allocation Agreement.

            General Signal Group: General Signal and its Affiliates, other than members of the Networks Group.

            General Signal Liabilities: all of the Liabilities, other than the Networks Liabilities, of any member of the General Signal Group, including without limitation liabilities assumed or retained by any member of the General Signal Group pursuant to the Other Agreements (subject to the provisions thereof).

            Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

            Group: the General Signal Group or the Networks Group.

            Income Tax: as defined in the Tax Sharing Agreement.

            Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

            Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

            Indemnitee: a Person who may seek indemnification under this Agreement.

            Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article IV.

            Information: all records, books, contracts, instruments, computer data and other data and information.

            Information Statement: an information statement relating to the Distribution, which shall form a part of the Registration Statement and shall be mailed to stockholders of General Signal.

            Insurance Administration: with respect to each Insurance Policy, (1) the accounting for premiums (including retrospectively-rated premiums), defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting of losses or claims to primary insurance carriers, (3) the reporting to umbrella and excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and
(4) the distribution of Insurance Proceeds as contemplated by this Agreement.

            Insurance Policy: insurance policies and insurance contracts of any kind that are owned or maintained by any member of either Group as the insured interest, including primary umbrella and excess policies, comprehensive general liability policies, automobile, directors' and officers', fidelity, property and casualty, aircraft and workers' compensation insurance policies, together with the rights, benefits and privileges thereunder, but excluding self-insurance and captive insurance arrangements.

            Insurance Proceeds: those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

            Insured Claims: those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Insurance Policy limits, including aggregates.

            Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

            Licenses: the licenses to be entered into between General Signal and Networks, or the appropriate members of the General Signal Group and the Networks Group, substantially in the forms attached hereto as Exhibits F(1) and F(2) with respect to the use of office space for one General Signal employee at Networks' Mt. Laurel offices and the use of office space for one Networks employee at General Signal's Singapore offices, respectively.

            Litigation Matters: as defined in Section 6.6(a) hereof.

            Local Agreements: the agreements to be entered into between certain Networks Subsidiaries and certain Subsidiaries of General Signal relating to the transfers of assets and liabilities of the Networks Business in Canada, the United Kingdom and Germany.

            Measured Debt Amount: the difference between $18,000,000 and the amount of Networks Debt as of the close of business on the second business day immediately preceding the Distribution Date.

            Nasdaq: The Nasdaq Stock Market, Inc.'s National Market.

            Networks: as defined in the preamble to this Agreement.

            Networks Assets: the Assets of any member of the Networks Group, the Contributed Assets and the Foreign Networks Assets, collectively.

            Networks Balance Sheet: the audited combined balance sheet of the Networks Business as of December 31, 1997 and the notes thereto.

            Networks Business: the businesses and operations of Networks, any Networks Subsidiary and the Tautron Business and the telecommunications testing and monitoring businesses and data networking businesses and operations conducted by any Foreign Subsidiary, in each case, as such businesses and operations were heretofore, are currently or are hereafter conducted by any of the foregoing or their predecessors, successors or affiliates, including such businesses and operations which were sold or otherwise disposed of or discontinued prior to the Distribution Date.

            Networks CDA Loan: that certain Loan Agreement made March 31, 1995 by and between Data Switch Corporation and the Connecticut Development Authority, and the related Promissory Note made March 31, 1995 in the original principal amount of $2,500,000.

            Networks Claim: any claim against any Networks Employee or member of the Networks Group with respect to any injury, loss, Liability, damage or expense that (1) is or was incurred or asserted to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the General Signal Assets, the Networks Assets, the General Signal Business or the Networks Business and (2) arose or may have arisen out of one or more occurrences or events that are or may be insured or insurable under one or more of the General Signal Combined Policies.

            Networks Common Stock: the common stock, par value $.01 per share, of Networks. References to Networks Common Stock shall also include the associated preferred share purchase rights issued under the Networks Rights Plan.

            Networks Debt: the aggregate outstanding principal balance (including the current portions thereof) under the Tautron IRB, the Networks CDA Loan, all of Networks' capital lease obligations, and all borrowings under revolving lines of credit that are borrowings of any Networks Subsidiary or that constitute Foreign Networks Liabilities.

            Networks Director: any individual who is a director of Networks after the Distribution.

            Networks Employee: as defined in the Employee Benefits Allocation Agreement.

            Networks Environmental Liabilities: any injury, loss, Liability, damage, or expense (including fines, penalties, attorney's fees, investigation expenses, costs of remediation or removal, natural resource damages, consequential or incidental damages, personal injury, including death, or property damage) resulting from the treatment, handling, use, generation, transportation, incorporation into any product, presence, recycling, storage, or disposal of a hazardous material or substance, petroleum or petroleum product, toxic substance, hazardous or special waste, contaminant, chemical, or pollutant (as defined in or regulated under any state, federal, or local environmental law) arising out of or related to (a) the operations of the Networks Business at any time prior to, on or after the Distribution Date, (b) releases into the environment (including the air, soil, groundwater, surface water, or within any buildings or structures) prior to, on or after the Distribution Date at, under, onto or from any property which is or has been owned, leased or occupied with respect to the operations of the Network Business or the operations of any predecessor of its members at any time prior to, on or after the Distribution Date or (c) any obligations of the certifying party, owner, operator, lessor, lessee, transferor, or transferee (including compliance requirements, investigation, remediation and other obligations) resulting from the Distribution and the tax-free spin-off arising under (1) New Jersey's Industrial Site Recovery Act (N.J.S.A. 13:1k-6) or (2) the Connecticut Transfer Act (Conn. Gen. Stat. Sec. 22a-134) (both statutes collectively referred to as the "Transfer Acts").

            Networks Former Employee: as defined in the Employee Benefits Allocation Agreement.

            Networks Group: Networks and the Networks Subsidiaries.

            Networks Liabilities: other than any Liabilities specifically retained by General Signal under any of the Other Agreements, all of the Liabilities (or any portion thereof) (1) included on the Networks Balance Sheet or incurred by the Networks Business on or after January

1, 1998 (other than Liabilities paid or otherwise satisfied on or prior to the Distribution Date), (2) that arise out of or relate primarily to the Networks Assets or the Networks Business whether incurred or arising prior to, on, or after the Distribution Date, including without limitation the Foreign Networks Liabilities assumed or retained by any member of the Networks Group under the Other Agreements (subject to the provisions thereof) and any Non-Income Taxes,
(3) Networks Environmental Liabilities, (4) under the Financing Facility and (5) set forth on Schedule 3.

            Networks Rights Plan: the preferred stock purchase rights plan in the form approved by the Board of Directors of Networks prior to the Distribution Date.

            Networks Subsidiaries: all of the corporations, partnerships or joint ventures listed on Schedule 4.

            Networks Support Agreements: any obligation or agreement of the General Signal Group under any guarantee, letter of credit, letter of comfort, foreign exchange contract, surety bond or working capital maintenance agreement obtained prior to the Distribution Date for the benefit of the Networks Business or any member of the Networks Group.

            Non-Income Tax: shall mean any foreign or any United States federal, state or local tax, charge, fee, import, levy or other assessment that is based upon, measured by, or calculated with respect to sales, use, value added, real property gains, real or personal property, transfer taxes (other than Transfer Taxes provided for in Section 5.4) or similar taxes, but not including Income Taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect thereto and shall include any transferee liability in respect thereof.

            Notices: as defined in Section 10.5 hereof.

            Other Agreements: the Transitional Services Agreement, the Employee Benefits Allocation Agreement, the Tax Sharing Agreement, the Lease Agreements and the Local Agreements.

            Person: an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

            Plan: as defined in the Employee Benefits Allocation Agreement.

            Prime Rate: the rate which Chase Manhattan Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

            Privileged Information: as defined in Section 6.6(a) hereof.

            Record Date: the date to be determined by the Board of Directors of General Signal, or the Executive Committee thereof, as the record date for determining stockholders of General Signal entitled to receive the Distribution.

            Registration Statement: the registration statement on Form 10 to effect the registration of the Networks Common Stock under the Exchange Act.

            Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            Rights: as defined in the Networks Rights Plan.

            SEC: the United States Securities and Exchange Commission.

            Security Interest: means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

            Service Agreement: any third-party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Networks Claims.

            Surviving Intercompany Agreements: as defined in Section 5.2.

            Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the Networks Subsidiaries shall be deemed to be Subsidiaries of Networks and (2) the Networks Subsidiaries shall not be deemed to be Subsidiaries of General Signal or any of General Signal's Subsidiaries.

            Tautron Assets: all of the Assets of the General Signal Group that are primarily related to the Tautron Business.

            Tautron Business: all businesses and operations of the Tautron divisions of General Signal and the Foreign Subsidiaries as heretofore, currently or hereafter conducted, and all businesses or operations managed or operated by or otherwise operationally related to, any of such businesses, including such businesses or operations which were sold or otherwise disposed of or discontinued prior to the Distribution Date.

            Tautron IRB: that certain Loan Agreement, dated as of December 1, 1984, as amended, by and between the Massachusetts Industrial Finance Agency ("MIFA") and General Signal, as successor-in-interest to Tautron Inc., relating to the proceeds of an industrial revenue bond issued by MIFA in the original principal amount of $7,500,000, together with all related agreements.

            Tautron Liabilities: all of the Liabilities of the General Signal Group that arise out of or relate primarily to the Tautron Assets or the Tautron Business, including without limitation Liabilities arising out of or relating to the Tautron IRB.

            Tax Sharing Agreement: the tax sharing agreement to be entered into between General Signal and Networks substantially in the form attached hereto as Exhibit B, with such changes as may be mutually satisfactory to General Signal and Networks.

            Third-Party Claim: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a party hereto or an Affiliate thereof.

            Transfer Tax: any real property transfer or gains tax.

            Transitional Services Agreement: the transitional services agreement to be entered into between General Signal and Networks, substantially in the form attached hereto as Exhibit C, with such changes as may be satisfactory to General Signal and Networks, providing for the General Signal Group to make available certain personnel and services to the Networks Group for up to twelve months following the Distribution Date.

            Warrant Agreement: that certain Warrant Agreement, dated as of March 1, 1990, between Data Switch Corporation and First Chicago Trust Company of New York (as successor warrant agent to American Stock Transfer and Trust Company), as amended.

            Warrant Certificate: as defined in the Warrant Agreement.

            Warrantholder: as defined in Section 5.8 hereof.

            1.2. References to Time. All references in this Agreement to times of the day shall be to New York City time.


                                   ARTICLE II

                          CERTAIN TRANSACTIONS PRIOR TO
                              THE DISTRIBUTION DATE

            2.1. Share Purchase Rights Plan; Certificate of Incorporation; By-laws. (a) Prior to the Distribution Date, the Board of Directors of Networks shall adopt the Networks Rights Plan and declare the related dividend of Rights on shares of Networks Common Stock to be issued on the Distribution Date.

            (b) General Signal and Networks each shall take all action necessary so that, at the Distribution Date, the Restated Certificate of Incorporation and By-laws of Networks shall be in the forms attached hereto as Exhibits D and E, respectively.

            2.2. Issuance of Stock. Prior to or as of the Distribution Date, General Signal and Networks each hereto shall take all steps necessary to reclassify the outstanding shares of Networks Common Stock so that immediately prior to or as of the Distribution Date the number of shares of Networks Common Stock outstanding and held by General Signal shall equal 40 percent of the number of shares of General Signal Common Stock outstanding on the Record Date.

            2.3. Contribution of Assets and Assumption of Liabilities. (a) On or prior to the Distribution Date, subject to Section 5.1(a), General Signal shall, or shall cause its appropriate Subsidiaries to, contribute, grant, convey, assign and otherwise transfer and deliver or cause to be Contributed to Networks all of General Signal's right, title and interest in the Contributed Assets (the "Contribution").

            (b) Concurrently with the Contribution, subject to Section 5.1(a), Networks shall assume, and agree to pay and discharge, as and when they become due, or otherwise take subject to, all of the Assumed Liabilities.

            (c) On or prior to the Distribution Date, (i) General Signal agrees to execute and deliver such deeds, bills of sale, certificates of title, assignments and other instruments as are necessary to evidence the Contribution, and (ii) Networks agrees to execute and deliver such instruments of assumption as are necessary to evidence the assumption of the Assumed Liabilities.

            2.4. Consummation of Local Agreements. On or prior to the Distribution Date, subject to Section 5.1(a), General Signal shall, or shall cause its appropriate subsidiaries to, and Networks shall, or shall cause its appropriate subsidiaries to, consummate the transactions contemplated by each of the Local Agreements, including, without limitation, the transfer of the Foreign Networks Assets by Subsidiaries of General Signal and the assumption of Foreign Networks Liabilities by Networks Subsidiaries provided for in each such agreement, and in each case in accordance with the terms of each such agreement.

            2.5. Conduct of Business Pending the Distribution Date. Each of the parties hereto agrees that from the date hereof until the Distribution Date, except as otherwise contemplated by this Agreement or the Other Agreements, it will use its reasonable efforts to carry on the Networks Business in the ordinary course and substantially in the same manner as heretofore conducted by it and to preserve intact the Networks Assets and the business organization and goodwill of the Networks Business.

            2.6. Financing. Networks shall use its reasonable efforts to arrange the Financing Facility as promptly as practicable. On or prior to the Distribution Date, Networks shall borrow under the Financing Facility the amount, if any, required to pay the Measured Debt Amount.

            2.7. Registration and Listing. Prior to the Distribution Date:

            (a) General Signal and Networks shall prepare the Registration Statement (which shall contain the Information Statement). Networks shall file the Registration Statement with the SEC. General Signal and Networks shall use reasonable efforts to cause the Registration Statement to become effective under the Exchange Act as promptly as reasonably practicable. General Signal shall mail the Information Statement to the holders of General Signal Common Stock as of the Record Date.

            (b) General Signal and Networks shall prepare, and Networks shall file and seek to make effective, an application for the listing of the Networks Common Stock on Nasdaq.

            (c) The parties hereto shall cooperate in preparing and filing with the SEC any other registration statements or any amendments to any thereof which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any Plans contemplated in the Employee Benefits Allocation Agreement.

            (d) The parties hereto shall prepare and mail to the holders of General Signal Common Stock such other information or documentation as the parties shall reasonably determine and as may be required by law. General Signal and Networks shall prepare, and General Signal or Networks shall, as applicable, file such documents, and any forms, schedules, or registration statements and any no action letters which are required by applicable law or which General Signal determines are necessary or desirable to effectuate the Distribution, and General Signal and Networks shall each use its reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

            2.8. Intercompany Accounts; Dividends. (a) Prior to the Distribution Date, General Signal shall repay to Networks the amount of all intercompany payables owed by General Signal to Networks, net of all intercompany payables owed by Networks to General Signal. From time to time prior to the Distribution Date, Networks shall declare and pay to General Signal cash dividends in an amount equal to the sum of (i) all intercompany payments made by General Signal to Networks pursuant to the preceding sentence of this Section 2.8 and (ii) the Measured Debt Amount.

            (b) Prior to the Distribution Date, Networks shall declare a dividend to General Signal equal to the Cash Amount and shall pay such dividend as promptly as practicable following the Distribution Date but in no event later than the 16th Business Day following the Distribution Date. General Signal shall pay the Cash Amount Excess, if any, to Networks as promptly as practicable following the Distribution Date, but in no event later than the 16th Business Day following the Distribution Date.

            (c) Networks and General Signal shall cooperate in good faith to determine, as promptly as practicable following the Distribution Date, but in no event later than the 15th Business Day following the Distribution Date, the amount of Actual Operating Cash Flow, which determination shall be made in a manner and employing a method or methods consistent with past practice. General Signal and Networks each shall have the right to reasonable access to the books, records and employees of the other to the extent necessary to determine and confirm the amount of Actual Operating Cash Flow.

            2.9. Tautron Industrial Revenue Bond. Prior to the Distribution Date, Networks shall (i) execute all documents and agreements necessary to assume all obligations and liabilities under the Tautron IRB (such that General Signal may be released and discharged from the same) and (ii) obtain a letter of credit in favor of the trustee to the Tautron IRB which, in form, substance and amount, is the equivalent of the $7,875,000 letter of credit posted by Wachovia Bank of Georgia, N.A. and secured by a reimbursement agreement with General Signal.

            2.10. Transfer Act Filings. The parties hereto shall cooperate in preparing any notices, forms, or assessments required to be filed under the Transfer Acts.

                                   ARTICLE III

                                THE DISTRIBUTION

            3.1. Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 10.1(a), the Board of Directors of General Signal, or the Executive Committee thereof, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

            3.2. The Agent. Prior to the Distribution Date, General Signal shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of General Signal Common Stock in accordance with this Article III.

            3.3. Delivery of Share Certificates to the Agent. Prior to or as of the Distribution Date, General Signal shall deliver to the Agent a share certificate representing all of the outstanding shares of Networks Common Stock to be distributed in connection with the payment of the Distribution.

            3.4. Distribution. Except as otherwise contemplated by this Agreement, and subject to the satisfaction of the conditions set forth in
Section 10.1(a), General Signal shall instruct the Agent to distribute, as of the Distribution Date, two shares of Networks Common Stock in respect of every five shares of General Signal Common Stock held by holders of record of General Signal Common Stock on the Record Date. All shares of Networks Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable. The Distribution shall be deemed to be effective as of the time General Signal so instructs the Agent. As soon as practicable after the Distribution Date, an account statement setting forth the number of shares of Networks Common Stock, including fractional shares, if any, will be mailed by the Agent to such holders of record as of the Record Date. No certificates for shares of Networks Common Stock will be issued unless the stockholder so requests.

            3.5. Fractional Shares. No certificates or scrip representing fractional interests in a share of Networks Common Stock shall be issued. Instead, if a stockholder requests a physical certificate, such stockholder shall receive cash in lieu of fractional shares. With respect to shares of Networks Common Stock for which physical certificates are requested, General Signal shall direct the Agent, as soon as practicable after the Distribution Date, to aggregate the fractional interests in a share of Networks Common Stock and sell the whole shares obtained by such aggregation at the direction of the Agent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for United States federal income tax purposes.

                                   ARTICLE IV

                    SURVIVAL; ASSUMPTION AND INDEMNIFICATION

            4.1 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

            4.2. Income Tax Liabilities. This Article IV shall not be applicable to any Indemnifiable Losses or Liabilities related to Income Taxes which shall be governed by the Tax Sharing Agreement.

            4.3. Assumption and Indemnification. (a) Subject to Section 4.2, from and after the Distribution Date, General Signal shall indemnify, defend and hold harmless each member of the Networks Group, and each of their Representatives and Affiliates, from and against, (1) all General Signal Liabilities and (2) all Indemnifiable Losses of any such member of the Networks Group, Representative or Affiliate relating to or arising out of the failure of any member of the General Signal Group to pay, perform or discharge in due course any General Signal Liability, whether relating to or arising out of occurrences prior to or after the Distribution Date.

            (b) Subject to Section 4.2, and except as specifically provided in
Section 4.3(a), from and after the Distribution Date, Networks shall indemnify, defend and hold harmless each member of the General Signal Group, and each of their Representatives and Affiliates, from and against, (1) all Networks Liabilities and (2) any and all Indemnifiable Losses of any such member of the General Signal Group, Representative or Affiliate relating to or arising out of the failure of any member of the Networks Group to pay, perform or discharge in due course any Networks Liability, whether relating to or arising out of occurrences prior to or after the Distribution Date.

            (c) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4.3 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss, it being understood and agreed that each of General Signal and Networks shall use its reasonable efforts to collect any such proceeds or other amounts to which it or any of its Subsidiaries is entitled, without regard to whether it is the Indemnified Party hereunder. Notwithstanding the foregoing or any other provision to the contrary in this Agreement or the Other Agreements, General Signal shall have no obligation to file a suit, cause of action or proceeding of any kind whatsoever seeking a declaration of coverage with respect to any Networks Environmental Liabilities against any primary, umbrella, or excess insurer under any Insurance Policies (including the General Signal Combined Policies) issued to any member of the General Signal Group or the Networks Group or the predecessors of each, and the Networks Group shall have no right to file such a suit, cause of action or proceeding (whether as an insured or third-party beneficiary of the Insurance Policies, as a subrogee of the General Signal Group, or in any other capacity). If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Indemni-fiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (1) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (2) the amount of such Indemnifiable Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

            (d) If any Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

                  (1) with respect to an Indemnifiable Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed;

                  (2) with respect to an Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and

                  (3) with respect to an Indemnifiable Loss not described in clause (1) or (2) of this Section 4.3(d), the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Indemnifiable Loss is given to the Indemnitee.

            4.4. Procedure for Indemnification. (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 4.4 shall not relieve any Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

            (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-Party Claim; provided, however, that such an election by the Indemnifying Party shall be deemed an admission of its obligation to indemnify the Indemnitee with respect to such Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within fifteen Business Days after receiving notice of such Third-Party Claim (or sooner (but in no event less than five Business
Days), if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (1) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party (but not more than one separate counsel for all Indemnitees) and (2) each of such Indemnifying Party and such Indemnitee shall have the right to run its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.4 within the period of fifteen Business Days described above, such Indemnitee may defend, compromise and settle such Third-Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably.

            (c) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third-Party Claim.

            (d) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

            (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party, under applicable law or under this Agreement.

            (f) If the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

            (g) With the exception of Third-Party claims to the extent such claims relate to Networks Environmental Liabilities, in the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

            4.5. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

            5.1. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, provided that nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed. Without limiting the foregoing, each party hereto shall cooperate with the other parties, and execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby. If any such transfer of Assets or Liabilities is not consummated prior to or at the Distribution Date, then the party hereto retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), or shall retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and shall take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Distribution Date, Networks shall be deemed to have acquired complete and sole beneficial ownership of all of the Contributed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Assumed Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

            (b) Without limiting the generality of Section 5.1(a), General Signal, as the sole stockholder of Networks, shall ratify any actions which are reasonably necessary or desirable to be taken by Networks to effectuate the transactions contemplated by this Agreement or the Other Agreements in a manner consistent with the terms of this Agreement or such Other Agreements.

            5.2. Intercompany Agreements. All contracts, licenses, agreements, commitments, joint marketing programs and other arrangements, formal or informal, between any member of the General Signal Group, on the one hand, and the Networks Group, on the other, in existence as of the Distribution Date, pursuant to which any member of either Group provides to any member of the other Group services (including management, administrative, legal, financial, accounting, data processing, insurance or other technical support), or the use of any assets of any member of the other Group, or the seconding of any employee, or pursuant to which any rights, privileges or benefits are afforded to members of either Group as an affiliate of the other Group, shall be deemed to have terminated as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or on Schedule 5 (any such matters set forth on Schedule 5, the "Surviving Intercompany Agreements")) or in any Other Agreement. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other group, except as specifically provided herein, or in a Surviving Intercompany Agreement or in any Other Agreement.

            5.3. Other Agreements. Each of General Signal and Networks shall use reasonable efforts to enter into, or to cause the appropriate members of its Group to enter into, the Other Agreements prior to the Distribution Date. If there shall be a conflict between the provisions of this Agreement and the provisions of the Other Agreements, the provisions of the Other Agreements shall control.

            5.4. Transfer Taxes. General Signal shall pay any Transfer Tax in any jurisdiction (and any penalties and interest with respect to such Transfer Taxes), which become payable in connection with the transactions contemplated by this Agreement. General Signal shall prepare and file any required returns with respect to such Transfer Taxes.

            5.5. Networks Support Agreements. Effective as of the Distribution Date, Networks shall or shall cause one or more members of the Networks Group to be substituted in all respects for the General Signal Group or any member thereof in respect of all Networks Support Agreements. Subsequent to the Distribution Date, with respect to any uncancelled Networks Support Agreement for which no substitution has yet been effected, Networks shall indemnify the General Signal Group against any Liabilities under any such Networks Support Agreement in accordance with the provisions of Article IV.

            5.6. Directors and Officers. (a) Prior to, or simultaneously with, the Distribution Date, Networks shall take such actions as are necessary such that the Board of Directors of Networks is comprised of those individuals named as directors of Networks in the Registration Statement.

            (b) Except as otherwise agreed by the parties hereto, effective as of the Distribution Date, (1) all officers or employees of the General Signal Group who are acting as directors or officers of the Networks Group and are not employed in the Networks Business shall resign from such positions with the Networks Group and (2) all officers or employees of the Networks Group who are acting as directors or officers of the General Signal Group and who are to be employed in the Networks Group following the Distribution Date shall resign from such positions with the General Signal Group.

            5.7. Use of General Signal Name. From and after the Distribution Date, Networks shall not (i) be entitled to use the trade names or marks "General Signal," "GS," "GSC," "GSX" or any variant thereof in any manner in connection with the Networks Business and (ii) represent, publicly, to third parties or otherwise, that it is affiliated, connected or associated with General Signal; provided, however, that any printed material showing any affiliation, connection or association with General Signal may be used by Networks for a period of [ ] months following the Distribution Date. As promptly as practicable after the Distribution, the Networks Group shall take such action as may be necessary to change the name of any of the Networks Subsidiaries to a name that does not include "General Signal."

            5.8. Data Switch Warrant Obligations. (a) From the Distribution Date and for so long as any Data Switch Warrant remains outstanding and exercisable, in the event (and upon each such event) that a Data Switch Warrant is exercised in whole or in part by the holder thereof (each such holder, a "Warrantholder"), then upon delivery to General Signal by Networks of (i) an amount in cash equal to the exercise price per share then in effect for such warrant multiplied by the number of shares of General Signal Common Stock for which such warrant is exercised and (ii) a copy of the Warrant Certificate, which shall have been canceled by Networks, and Form of Election to Purchase on the reverse thereof duly completed and executed, General Signal promptly shall issue or cause to be issued to the Warrantholder, in such name or names as the Warrantholder shall have designated, a certificate or certificates representing the number of full shares of General Signal Common Stock purchased upon exercise of such warrant, together with cash in lieu of any fraction of a share that would otherwise be issuable. The foregoing notwithstanding, General Signal shall not be obligated to issue any shares of General Signal Common Stock in any circumstance in which Networks is not obligated to issue such shares pursuant to the terms of the Warrant Agreement. The amount of cash, if any, payable in lieu of fractional shares shall be determined in accordance with Section 10.12 of the Warrant Agreement.

            (b) For so long as any Data Switch Warrant remains outstanding and exercisable, General Signal shall at all times keep reserved, out of its authorized capital stock, a number of shares of General Signal Common Stock at least equal to the number of shares of General Signal Common Stock purchasable upon exercise of all outstanding Data Switch Warrants.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

            6.1. Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, General Signal shall deliver to Networks all corporate books and records of the Networks Group and give reasonable access during customary business hours to Networks to all corporate books and records of the General Signal Group relating to the Networks Assets, the Networks Liabilities, or the Networks Business, including in each case all active agreements, active litigation files and government filings and give Networks the opportunity, at its cost and expense, to make copies thereof. From and after the Distribution Date, all books, records and copies so delivered shall be the property of Networks.

            6.2. Access to Information. From and after the Distribution Date and upon reasonable notice, each member of the General Signal Group, on the one hand, and the Networks Group, on the other, shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within such party's possession relating to such other party's businesses, Assets or Liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, Information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

            6.3. Production of Witnesses. After the Distribution Date, each member of the General Signal Group, on the one hand, and the Networks Group, on the other, shall use reasonable efforts to make available to the other, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

            6.4. Reimbursement. Except to the extent otherwise contemplated by any Other Agreement, a party providing Information or witness services to the other party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses, as may be reasonably incurred in providing such Information or witness services.

            6.5. Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each of General Signal and Networks shall retain, for a period of at least [ten] years following the Distribution Date, all significant Information in such party's possession or under its control relating to the business, Assets or Liabilities of the other party and, after the expiration of such [ten]-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

            6.6. Privileged Information. In furtherance of the rights and obligations of the parties set forth in Sections 6.2 and 6.5:

            (a) Each party hereto acknowledges that (1) each of the General Signal Group on the one hand, and the Networks Group on the other hand, has or may obtain Information regarding a member of the other Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents), as applicable, that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges ("Privileged Information");
(2) there are a number of actual, threatened or future litigations, investigations, proceedings (including arbitration proceedings), claims or other legal matters that have been or may be asserted by or against, or otherwise affect, each or both of General Signal and Networks (or members of either Group) (the "Litigation Matters"); (3) General Signal and Networks have a common legal interest in the Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the General Signal Business or the Networks Business as it or they existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date; and (4) General Signal and Networks intend that the transactions contemplated by this Agreement and the Other Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

            (b) Each of General Signal and Networks agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the General Signal Business or the Networks Business as they or it existed prior to the Distribution Date, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that General Signal and Networks may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates, in the case of General Signal, solely to the General Signal Business as it existed prior to the Distribution Date or, in the case of Networks, solely to the Networks Business, as it existed prior to the Distribution Date. In the event of a disagreement between any member of the General Signal Group and any member of the Networks Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

            (c) Upon any member of the General Signal Group or any member of the Networks Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to the General Signal Business or the Networks Business, respectively, as they or it existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to General Signal, in the case of receipt by a member of the Networks Group, or Networks, in the case of receipt by a member of the General Signal Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) above, General Signal and Networks shall cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

            6.7. Confidentiality. From and after the Distribution Date, each of General Signal and Networks shall hold, and shall use its reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this
Section 6.7; provided, however, that General Signal and Networks may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law, or (b) such party can show that such Information was (1) available to such party on a nonconfidential basis prior to its disclosure by the other party, (2) in the public domain through no fault of such party or (3) lawfully acquired by such party from other sources after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements. Notwithstanding the foregoing, each of General Signal and Networks shall be deemed to have satisfied its obligations under this Section 6.7 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                   ARTICLE VII

                         ARBITRATION; DISPUTE RESOLUTION

            7.1. Agreement to Arbitrate. Except as otherwise specifically provided in any Other Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise), other than Third-Party Claims, that may arise out of or relate to, or arise under or in connection with this Agreement or any Other Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or any commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the General Signal Group and the Networks Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 7.7(b) and 7.8 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 7.1.

            7.2. Escalation. (a) It is the intent of the parties to use their respective reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable efforts to meet within 30 days of the Escalation Notice.

            (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 7.3.

            7.3. Demand for Arbitration. (a) At any time after the first to occur of (1) the date of the meeting actually held pursuant to the applicable Escalation Notice or (2) 45 days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 10.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 7.2, is a prerequisite to a demand for arbitration under Section 7.3. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then-pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

            (b) Except as may be expressly provided in any Other Agreement, any Arbitration Demand Notice may be given until one year and 45 days after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 7.7(d) and 7.8, upon delivery of an Arbitration Demand Notice pursuant to Section 7.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article VII, unless both parties agree that the dispute, controversy or claim shall be decided by a three-arbitrator panel.

            7.4. Arbitrators. (a) Within 45 days after a valid Arbitration Demand Notice is received, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator or three-arbitrator panel as provided above (the "Arbitrator") satisfactory to all such parties.

            (b) In the event that the parties do not agree on the selection of the Arbitrator within 45 days following receipt of an Arbitration Demand Notice, any party involved in such dispute may apply to the Center for Public Resources ("CPR"), New York, New York to select the Arbitrator, which selection shall be made by such organization within 30 days after such application. Any Arbitrator selected pursuant to this paragraph (b) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

            (c) The Arbitrator selected pursuant to paragraph (a) or (b) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the Arbitrator and which hearing will be no longer than 30 days (unless in the judgment of the Arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). Such time periods shall not include periods of adjournment of the proceedings as agreed by the parties or as permitted by the Arbitrator. The final decision of such Arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

            (d) The place of any arbitration hereunder will be New York, New York, unless otherwise agreed by the parties.

            7.5. Hearings. Within the time period specified in Section 7.4(c), the matter shall be presented to the Arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously with copies provided to the other party, and responses, if necessary in the judgment of the Arbitrator or both the parties. If the Arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The Arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The Arbitrator may, in the Arbitrator's discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the Arbitrator, in the Arbitrator's discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the fee schedule of CPR will not apply). Except as expressly set forth in
Section 7.8(b), the decision of the Arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus __% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

            7.6. Discovery and Certain Other Matters. (a) Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section
7.5 to be adjourned except upon consent of all parties involved in the applicable dispute or as determined by the Arbitrator upon a showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute as determined by the Arbitrator. Disputes concerning discovery, the scope of document production and enforcement of the document production requests, will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the Arbitrator for resolution. All discovery requests will be subject to the parties' rights to claim any applicable privilege. The Arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law).

Subject to the foregoing, the Arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

            (b) The Arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Other Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Other Agreement; it being understood, however, that the Arbitrator will have full authority to implement the provisions of this Agreement or any Other Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the Arbitrator shall not have (1) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (2) any right or power to award punitive, treble, or other exemplary or multiple damages. It is the intention of the parties that in rendering a decision the Arbitrator give effect to the applicable provisions of this Agreement and the Other Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the Arbitrator's award).

            (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the Arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

            (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

            7.7. Certain Additional Matters. (a) Unless both parties agree to the contrary or unless the arbitration award is in an amount in excess of $10 million, any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

            (b) Prior to the time at which an arbitrator is appointed pursuant to Section 7.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the Arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the Arbitrator.

            (c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of

Article VI and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

            (d) In the event that at any time the Arbitrator (or one or more members of a three-Arbitrator panel) shall fail to serve as an Arbitrator for any reason, the parties shall select a new Arbitrator (or member) who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial Arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement Arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement Arbitrator.

            7.8. Limited Court Actions. (a) In the event that an arbitration award in excess of $10 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction. In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

            (b) No party shall raise as a defense the statute of limitations if the applicable Arbitration Demand Notice was delivered on or prior to the Applicable Deadline and, if applicable, if the matter is submitted to a court of competent jurisdiction within the 60-day period specified in Section 7.8(a).

            7.9. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Other Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.

            7.10. Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.4.

                                  ARTICLE VIII

          NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS; MUTUAL RELEASE

            8.1. No Representations or Warranties; Exceptions. Networks understands and agrees that no member of the General Signal Group is, in this Agreement or in any Other

Agreement, representing or warranting to Networks in any way as to the Networks Assets, the Networks Liabilities or the Networks Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that Networks shall take all of the Contributed Assets "as is, where is" (and, in the case of transfer of real property, by means of a quitclaim or similar form deed or conveyance) and that, except as provided in Section 5.1, Networks shall bear the economic and legal risk that conveyances of the Contributed Assets shall prove to be insufficient or that the title of any member of the Networks Group to any Contributed Assets shall be other than good and marketable and free from encumbrances.

            8.2. Mutual Release. Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each member of the General Signal Group, on the one hand, and each member of the Networks Group, on the other, releases and forever discharges the other, and its affiliates, successors and assigns and the officers, directors, employees, partners, agents and representatives of any of them, of and from all debts, demands actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims and Liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its successors or assigns, that the releasing party has or ever had, that arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution Date; provided, however, that the foregoing general release shall not apply to this Agreement, the Other Agreements or any of the Surviving Intercompany Agreements, in each case in accordance with its terms.

                                   ARTICLE IX

                                    INSURANCE

            9.1. Insurance Policies and Rights. (a) Without limiting the generality of the definition of Contributed Assets or Networks Assets set forth in Section 1.1, but subject to the limitations with respect to Networks Environmental Liabilities set forth in Section 4.3(c), the Networks Assets shall include any and all rights of an insured party under each of the General Signal Combined Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Networks Claims; provided, however, that nothing in this sentence shall be deemed to constitute (or to reflect) the assignment of any of the General Signal Combined Policies to Networks. Networks shall be entitled to receive from General Signal any Insurance Proceeds paid to any member of the General Signal Group with respect to any third-party Networks Claim under any General Signal Combined Policy.

            (b) Without limiting the generality of the definition of General Signal Assets set forth in Section 1.1, the General Signal Assets shall include any and all rights of an insured party under each of the General Signal Combined Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, other than the rights under the General Signal Combined Policies included in Networks Assets pursuant to Section 9.1(a).

            9.2. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any Person shall assert a Networks Claim, then General Signal shall at the time such Networks Claim is asserted be deemed to assign, without need of further documentation, to Networks all of the General Signal Group's rights, if any, as an insured party under the applicable General Signal Combined Policy with respect to such Networks Claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 9.2 shall be deemed to (1) constitute (or to reflect) the assignment of any of the General Signal Combined Policies to Networks or (2) affect the General Signal indemnity set forth in Section 4.3 of this Agreement.

            9.3. Administration and Reserves. Notwithstanding the provisions of
Article IV, from and after the Distribution Date:

            (a) General Signal shall be responsible for (1) Insurance Administration with respect to the General Signal Combined Policies, (2) Claims Administration with respect to any General Signal Liabilities and (3) subject to
Section 4.3(c), Claims Administration and Insurance Administration with respect to Networks Environmental Liabilities; provided, however, that the retention of the General Signal Combined Policies by General Signal is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the General Signal Combined Policies;

            (b) Networks shall be responsible for Claims Administration with respect to any Networks Liabilities other than Networks Environmental Liabilities.

            (c) General Signal shall be entitled to reserves established by any member of the General Signal Group, or the benefit of reserves held by any insurance carrier, with respect to any General Signal Liabilities; and

            (d) General Signal shall indemnify Networks and General Signal shall not be entitled to indemnification under Article IV, in each case with respect to the retention portion of any Insured Claims that (x) are acknowledged by the relevant insurance carrier to be covered by a General Signal Casualty Insurance Policy, (y) would otherwise be a Networks Liability, and (z) are reported to the insurance carrier and General Signal within three years of the Distribution Date, up to a maximum of $1,000,000 in the aggregate. To the extent Networks benefits from the indemnification referred to in the previous sentence in excess of $1,000,000 in the aggregate, Networks shall promptly reimburse General Signal for all such amounts in excess of $1,000,000 in the aggregate.

            9.4. Insurance Premiums. Networks shall pay premiums (retrospectively-rated or otherwise) under the General Signal Combined Policies with respect to Networks Liabilities which are Insured Claims under the General Signal Combined Policies. General Signal shall have the right but not the obligation to pay premiums (retrospectively-rated or otherwise) under the General Signal Combined Policies with respect to Networks Liabilities which are Insured Claims under the General Signal Combined Policies to the extent that Networks does not pay such premiums, whereupon Networks shall forthwith reimburse General Signal for any premiums paid by General Signal with respect to such Networks Liabilities.

            9.5. Allocation of Insurance Proceeds; Cooperation. Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to General Signal with respect to General Signal Liabilities which are Insured Claims under the General Signal Combined Policies and to Networks with respect to the Networks Liabilities which are Insured Claims under the General Signal Combined Policies. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Insurance Policies will be made to the appropriate party upon receipt from the insurance carrier. In the event of the exhaustion of coverage under any General Signal Combined Policy, General Signal and Networks shall allocate Insurance Proceeds equitably based upon the bona fide claims of the General Signal Group and the Networks Group, respectively. The parties hereto agree to use their reasonable efforts to cooperate with respect to insurance matters.

            9.6. Reimbursement of Expenses. Networks shall (a) upon the request of General Signal, reimburse the relevant insurer or the relevant third-party administrator, to the extent required under any Insurance Policy or Service Agreement with respect to any and all Networks Claims which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Service Agreement and (b) except as otherwise provided in Section 9.3(d), pay and/or reimburse General Signal, or such third party as General Signal may require, for any and all costs, premiums, retentions, deductibles, expenses, losses paid, attorneys' fees retrospectivley rated/or charges incurred prior to the Distribution Date by either Group or after the Distribution Date by the General Signal Group arising directly or indirectly in connection with the payment, settlement, adjustment, defense and/or handling of any such Networks Claim or under the terms and conditions of any Insurance Policies or Service Agreements (including any reimbursement paid by General Signal with respect to any such Networks Claim to any insurer or third-party administrator pursuant to the terms of any Insurance Policy or Service Agreement). Networks shall make any reimbursement required by clause (a) of this Section 9.6 at the time required by the relevant Insurance Policy or Service Agreement. Networks shall make any reimbursement required by clause (b) of this Section 9.6, on a monthly basis.

            9.7. Insurer Insolvency. General Signal shall not be obligated to reimburse Networks for any Networks Claim under any Insurance Policies where such Networks Claim would have been paid by the insurer or other third party, but for the insolvency of such insurer or other third party or the refusal by any insurer or other third party to pay such Networks Claim.

            9.8. Letters of Credit. Networks shall post such letters of credit in favor of such Persons as General Signal may reasonably request for any amounts due or reasonably expected to come due under Section 9.6. Networks shall make reasonable efforts to negotiate agreements with any and all insurers or third-party administrators whereby Networks shall assume direct responsibility for any and all Liabilities related to it under any Insurance Policies and/or Service Agreements, and General Signal shall provide reasonable assistance in this effort.

            9.9. No Reduction of Coverage. General Signal shall take no action to eliminate or materially reduce coverage under any General Signal Combined Policy or Service Agreement for any Networks Claim.

            9.10. Future Insurance Coverage. For a period of one year following the Distribution Date, General Signal shall assist Networks, to the extent reasonably requested by Networks, with the efforts of the Networks Group to secure insurance coverage or claim-handling services for the Networks Business for the period from and after the Distribution Date. General Signal shall have no liability to the Networks Group for any failure of the Networks Group to secure such coverage or services and shall have no obligation to provide insurance coverage or claim-handling services of any type whatsoever for the Networks Group, the Networks Business, the Networks Assets, or any Representative of the Networks Group with respect to any events or occurrences which do not constitute Network Claims.

            9.11. Assistance, Waiver of Conflict and Shared Defense. Each of the parties hereto agrees to provide reasonable assistance to the other parties hereto as regards any dispute with any third party (including insurers, third-party administrators and state guaranty funds) as to any matter related to the Insurance Policies or Service Agreements, but only insofar as such dispute arises out of the acts or omissions of any third party with respect to a Networks Claim. In the event that Insured Claims of more than one Group exist relating to the same occurrence, the parties hereto agree to defend such Insured Claims jointly and to waive any conflict of interest necessary to the conduct of such joint defense. Nothing in this Section 9.11 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties hereto, including those created by this Agreement or by operation of law.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1. Conditions to Obligations. (a) The obligations of the parties hereto to effect the Distribution are subject to the satisfaction, or waiver by General Signal in its sole discretion, of each of the following conditions:

                  (1) The transactions and actions contemplated by Sections 2.1, 2.2, 2.3, 2.7, 2.8 and 2.9 shall have been consummated or completed in all material respects;

                  (2) The Networks Common Stock shall have been approved for listing on Nasdaq;

                  (3) The Registration Statement shall have been filed with the SEC and shall have become effective, and no stop order with respect thereto shall be in effect;

                  (4) All material authorizations, consents, approvals and clearances of federal, state, local and foreign governmental agencies required to permit the valid consummation by the parties hereto of the transactions contemplated by this Agreement shall have been obtained;

                  (5) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or ad-ministrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the consummation of the Distribution;

                  (6) General Signal shall have received a ruling from the Internal Revenue Service that the Distribution shall be tax-free for federal income tax purposes to General Signal and its stockholders, and such ruling shall be in form and substance satisfactory to General Signal in its sole discretion.

            (b) The foregoing conditions are for the sole benefit of General Signal and shall not give rise to any duty on the part of General Signal or its Board of Directors to waive or not waive any such condition. Any determination made by the Board of Directors of General Signal in good faith on or prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in Section 10.1(a) shall be conclusive.

            10.2. Complete Agreement. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

            10.3. Expenses. Except as otherwise provided in this Agreement and the Other Agreements, all costs and expenses of any party hereto in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by General Signal.

            10.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

            10.5. Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to General Signal:   General Signal Corporation
                                    Box 10010 High Ridge Park
                                    Stamford, Connecticut  06904-2010
                                    Fax: 203-329-4396
                                    Attn:  General Counsel

            If to Networks:         General Signal Networks, Inc.
                                    13000 Midlantic Drive
                                    Mt. Laurel, New Jersey  08054
                                    Fax:  609-273-1555
                                    Attn:  Robert Coackley

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.5.

            10.6. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

            10.7. Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). Except for the provisions of Sections 4.3 and 4.4 relating to Indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

            10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10.9. Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

            10.10. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

            10.11. References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Appendices, Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

            10.12. Termination. Any provision hereof to the contrary notwithstanding, this Agreement may be terminated and the Distribution abandoned at any time prior to the Dis-tribution Date by and in the sole discretion of the Board of Directors of General Signal without the approval of any other party hereto or of General Signal's stockholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    GENERAL SIGNAL CORPORATION


                                    By:
                                       ----------------------------
                                    Name:
                                    Title:


                                    GENERAL SIGNAL NETWORKS, INC.


                                    By:
                                       ----------------------------
                                    Name:
                                    Title: